Exhibit (8)(yyy)
AMENDMENT NO. 2 TO RETAIL FUND PARTICIPATION AGREEMENT
     THIS AMENDMENT, dated as of May 1, 2008 to the Participation Agreement dated March 1, 2005, as amended, by and among ML Life Insurance Company of New York (the “Company”) on its own behalf and on behalf of each of the separate accounts/s, of the Company set forth in Schedule A hereto, as may be amended from time to time (each such account hereinafter referred to as a “Separate Account”) and Pioneer Funds Distributor, Inc. (“PFD”) (hereinafter the “Underwriter”) (the “Agreement”).
WITNESSETH:
     WHEREAS, the Company and the Underwriter desire to amend Schedules A and B to the Agreement to add additional funds, among other reasons;
     NOW, THEREFORE, in consideration of the above premises, the Company and the Underwriter hereby agree:
1.	Amendment.
(a)	Schedule A to the Agreement is amended in its entirety and is replaced by the Schedule A attached hereto.

(b)	Schedule B to the Agreement is amended in its entirety and is replaced by the Schedule B attached hereto.

(c)	Article IX of the Agreement is hereby amended as follows:
If to the Company:	Dennis P. Gallagher, Esq. Transamerica Asset Management, Inc. 570 Carillon Parkway St. Petersburg, FL 33716
2.	Effectiveness. This Amendment shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.
     (Signature located on following page)

     IN WITNESS WHEREOF, the Company and the Underwriter caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

ML LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Arthur D. Woods
	Name:	Arthur D. Woods
	Title:	Vice President

PIONEER FUNDS DISTRIBUTOR, INC.
By:	/s/ Steven M. Graziano
	Name:	Steven M. Graziano
	Title:	Executive Vice President

SCHEDULE A
SEPARATE ACCOUNTS AND FUNDS
SUBJECT TO THE PARTICIPATION AGREEMENT

Separate Account	Funds and Class of Shares Available
Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are as follows:

ML OF New York Life Variable Annuity Separate Account D
As of March 1, 2005:

Pioneer High Yield Fund
(Class A)

Pioneer Fund
(Class A)

Pioneer Small Cap Value Fund
(Class A)

As of May 1, 2006:

Pioneer Emerging Markets Fund
(Class A)

As of May 1, 2008:

Pioneer Real Estate Shares Fund
(Class A)

SCHEDULE B
     In consideration of the services provided by the Company, the Underwriter, or one of its affiliates, agrees to pay the Company an amount equal to the following basis points per annum on the average aggregate amount invested by the Company’s Separate Account(s) in each Fund under the Agreement, such amounts to be paid within thirty (30) days of the end of each calendar quarter.

Fund	Administrative Services Fee	12b-1 Fee
Pioneer Fund	0.20%	0.25%
Pioneer High Yield Fund	0.20%	0.25%
Pioneer Small Cap Value Fund	0.20%	0.25%
Pioneer Emerging Markets Fund	0.20%	0.25%
Pioneer Real Estate Shares Fund	0.15%	0.25%

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